                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                           LOGAN INTERNATIONAL CORP.
________________________________________________________________________________
                                (Name of Issuer)

                         Common Stock, $0.01 Par Value
________________________________________________________________________________
                         (Title of Class of Securities)

                                  54100P 10 0
________________________________________________________________________________
                                 (CUSIP Number)


     Check the following box if a fee is being paid with this statement   [ ].

CUSIP No.    54100P 10 0

1)       Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above
         Persons

         MERCER INTERNATIONAL INC.

2)       Check the Appropriate Row if a Member of a Group

         (a)_______________________________________________________________

         (b)_______________________________________________________________

3)       SEC Use Only______________________________________________________

4)       Citizenship or Place of Organization      STATE Of WASHINGTON

         Number of                (5) Sole Voting Power         2,529
         Shares Bene-
         ficially                 (6) Shared Voting Power       NONE
         Owned by
         Each Reporting           (7) Sole Dispositive Power    2,529
         Person
         With                     (8) Shared Dispositive Power  NONE


9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         2,529

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         _______________________________________________________________________

11)      Percent of Class Represented by Amount in Row (9)      <O.1%

12)      Type of Reporting Person                               CO

ITEM 1.

         (a)     NAME OF ISSUER:  Logan International Corp.

         (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 400 Burrard Street, Suite 1250
                 Vancouver, British Columbia, Canada V6C 3A6

ITEM 2.

         (a)     NAME OF PERSON FILING:  Mercer International Inc.

         (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 Brandschenke Strasse 64
                 8002 Zurich, Switzerland

         (c)     CITIZENSHIP: State of Washington

         (d)     TITLE OF CLASS OF SECURITIES: Common Stock

         (e)     CUSIP NUMBER: 54100P 10 0

ITEM 3.          FILINGS PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

                          Not applicable

ITEM 4.          OWNERSHIP

                 (a)      Amount Beneficially Owned:  2,529 shares

                 (b)      Percent of Class: <0.1%

                 (c)      Number of Shares as to which Such Person has:

                          (i)     sole power to vote or to direct the vote:
                                  2,529
                          (ii)    shared power to vote or to direct the vote:
                                  None
                          (iii) sole power to dispose or to direct the disposition of: 2,529
                          (iv) shared power to dispose or to direct the disposition of: None

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON

                          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                          Not applicable

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                          Not applicable

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                          Not applicable

ITEM 10.         CERTIFICATION

                          Not applicable

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               July 9, 1996
                                       -------------------------------
                                                   (Date)

                                       MERCER INTERNATIONAL INC.

                                       By:   /s/ Michael J. Smith

                                       -------------------------------
                                                  (Signature)

                                       Michael J. Smith, Secretary

                                       -------------------------------
                                               (Name and Title)